EX 10.1

RESIGNATION AGREEMENT AND RELEASE

This Resignation Agreement and Release (“Agreement”) is entered into between Z Trim Holdings, Inc. (“Employer”) and Gregory J. Halpern (“Employee”).  In consideration for the mutual promises set forth below, Employer and Employee agree as follows.

1. Employee has resigned his employment and his position as director,  effective August 20, 2007.

2. Employer agrees to:

a. Pay Employee three months of severance pay in the amount of 3 month’s worth of current salary, less regular withholding;

b. Pay Employee any amounts due and owing for 15 days of earned but unused vacation pay, less regular withholding, as determined by the Company pursuant to the Company’s current policies and procedures.

c.  Provided that Employee exercises his right to continue coverage under thegroup medical plan, Employer will pay the full cost of coverage for up to sixmonths or until Employee no longer qualifies for COBRA continuation coverage, whichever occurs first for the Employee and for Employee’s family.

The payment set forth in paragraph 2(a) will be made in lump sum on or before August 31, 2007, less regular withholding.

3. Employee acknowledges that he has no further right to any benefits or compensation not provided for in this Agreement, including wages, salary, severance pay, bonuses or stock options.

4. On behalf of himself, his heirs, executors, administrators and assigns, Employee fully releases Employer and all of its affiliated or related entities, their successors, assigns, officers, directors, agents, employees and attorneys from all claims, known or unknown, of any kind of nature whatsoever which Employee has, claims or may have or claim in the future relating to Employer and the other released parties referred to above.  This release includes but is not limited to all liabilities for the payment of any sums for accrued earnings, bonuses, severance pay, salary, accruals under any vacation, sick leave or holiday plans, any employee benefits, any charge, claim or lawsuit under any federal, state or local law, including but not limited to claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act, the Worker Adjustment Retraining and Notification Act, the Family and Medical Leave Act, and any tort, contract, quasi contact and other common laws claims, and for attorney’s fees.

5. Employee represents that he has not filed any charges, suits, claims or complaints against Employer or the other released parties referred to above, and to the maximum extent permitted by law, Employee agrees that he will not do so at any time in the future with respect to any claim which arose prior to the date of this Agreement.  This release forever bars all suits which arose or might arise in the future from any occurrences arising prior to the date of this Agreement.  If Employee, or any administrative agency, acting on Employee's behalf, files any administrative charge, Employee agrees to waive all right to recovery.

6. The following provisions are applicable to and made a part of this Separation Agreement and Release:

       a. Employee does not release or waive any right or claim that he may have which arises after the date of this Agreement.  However, Employee acknowledges and understands that he has unequivocally resigned his employment prior to signing this Agreement, and any claim Employee may have based upon the separation from employment has arisen prior to the execution of this Agreement.

        b. In exchange for this release, Employee acknowledges that he has received separate consideration beyond that which Employee is otherwise entitled to under Employer policy or applicable law, including but not limited to the severance pay.

        c. Employer expressly advises Employee to consult with an attorney of his choosing prior to signing this Agreement, which contains a general release of all claims.

       d. Employee has twenty-one (21) days from the date of receipt to consider whether or not to sign this Agreement.  In the event Employee signs it, Employee has a further period until August 31, 2007, in which to revoke this Agreement.  This Agreement is not effective until the end of the revocation period. Any revocation should be communicated in writing, by personal delivery or first class mail to Steve Cohen, Z Trim Holdings, Inc., 1011 Campus Drive, Mundelein, Illinois 60060.

  7. Employee agrees he has returned or will return to Employer all Employer documents and property, including records, credit cards, computer software and disks, card key passes, and other physical property which Employee received or prepared during the course of his employment.  Employee agrees to retain no copies or duplicates.  Pursuant to all applicable law, Employer will return all personal property to Employee.  Employer agrees to assign the Trademark Application to Employee for the mark “oral saver” on or before August 31, 2007.

  8. Employee agrees to keep confidential the terms of this Agreement. However, Employee may discuss this Agreement with his attorney, spouse and accountant, provided those individuals also keep the Agreement confidential.

9.  Employee agrees that he will make no statements to the public or press concerning his employment with Employer or his separation from employment that have not previously been approved by Employer’s Board of Directors.

10. Employee agrees not to make disparaging remarks about Employer, its products or services or about Employer’s directors, officers or employees.

        11. Employees acknowledges that he remains bound by all of the non-competition and non-disclosure provisions of his Employment Agreement dated January 2, 2007 and  that
 Employer retains all the rights and remedies set forth in the Employment Agreement for breach of such provisions.

12. This Agreement shall not in any way be construed as an admission by Employer that it has acted wrongfully with respect to Employee or that Employee has any rights whatsoever against Employer or the other released parties.

13. Employee agrees that he has carefully read and fully understands all of the provisions of this Agreement and is knowingly, voluntarily and willfully entering into this Agreement.

14. Employee acknowledges that in executing this Agreement, he has not relied upon any representation by Employer or its agents not set forth in this Agreement.

15. Employee acknowledges that he received this Agreement on August 20, 2007.

16. This Agreement sets forth the entire agreement between the parties and supersedes any prior agreements and understandings, written or oral.

PLEASE READ CAREFULLY.
THIS AGREEMENT INCLUDES
A RELEASE OF ALL KNOWN
AND UNKNOWN CLAIMS.

EMPLOYEE	Z Trim Holdings, Inc.
/s/Gregory Halpern	By: /s/ Brian S. Isreal
Name Gregory Halpern	Brian S. Isreal
Date 8-20-07	Date 8/20/07

/s/